Exhibit 10.38(vii)

GEORGIA-PACIFIC CORPORATION

SHORT-TERM INCENTIVE PLAN

SECTION 1. PURPOSE

The purpose of this Plan is to set forth the terms and conditions for the payment of annual cash bonuses to Participants. Under the Plan, the incentive compensation “pool” will be funded based solely on performance as measured against established business and/or financial goals at multiple Organizational Levels. Once funded, a designated percentage of the incentive compensation “pool” will be allocated pro rata based on the actual performance of the applicable Organizational Level, with the remainder allocated in the discretion of management to reward individual performance.

SECTION 2. DEFINITIONS

2.1 “Achieved Performance Percentage” means, with respect to each Performance Measure applicable to an Organizational Level for a calendar year, such Organizational Level’s actual performance expressed as a percentage of the “target” Performance Goal. Where an Organizational Level’s performance falls between Performance Goal levels, the Achieved Performance Percentage shall be determined by interpolation. If the actual performance with respect to a Performance Goal for an Organizational Level is less than “threshold,” then the Achieved Performance Percentage with respect to that Performance Measure shall be zero.

2.2 “Affected Officer” means for a given calendar year any officer of Georgia-Pacific Corporation who, in the judgment of the Committee, may receive total compensation for that calendar year in excess of the limit on tax-deductible compensation under Section 162(m) of the Internal Revenue Code of 1986, as amended.

2.3 “Bonus Pool” means the total dollar amount determined in Section 4.3 which will fund the Plan and be available for allocation pursuant to Section 5.

2.4 “CEO” means the Chairman and Chief Executive Officer of Georgia-Pacific Corporation.

2.5 “Committee” means the Compensation Committee of the Board of Directors of Georgia-Pacific Corporation.

2.6 “Compensation” means a Participant’s annualized rate of pay as of December 31 of the applicable calendar year.

2.7 “Corporation” means Georgia-Pacific Corporation and its subsidiaries.

2.8 “Employee” means any exempt full-time, salaried employee of the Corporation.

2.9 “Executive Officer” means a Participant who holds the office of Senior Vice President or above.

2.10 “Organizational Level” means a level of the Corporation’s organizational structure identified by senior management for purposes of measuring performance under the terms of this Plan for a calendar year.

2.11 “Participant” means an Employee of the Corporation who, for a given calendar year, meets the eligibility standards of Section 3.

2.12 “Participant Funding Amount” means the amount calculated with respect to each Participant under Section 4.3(b).

2.13 “Performance Goal” means the financial or business goals established with respect to each Performance Measure applicable to an Organizational Level for a calendar year.

2.14 “Performance Measure” means one or more of the criteria set forth in Section 4.2 selected by senior management for a calendar year to measure performance at an Organizational Level.

2.15 “Performance Measure Weighting Percentage” means the percentage weighting accorded to each Performance Measure applicable to an Organizational Level. The total of the Performance Measure Weighting Percentages shall equal one hundred percent (100%).

2.16 “Plan” means the Georgia-Pacific Corporation Short-Term Incentive Plan as set forth in this document, as amended from time to time.

2.17 “President” means the President of Georgia-Pacific Corporation.

2.18 “Primary Organizational Level” means the Organizational Level with respect to which a Participant has primary responsibility or to which he or she is most closely aligned.

2.19 “Primary Level Weighting Percentage” means the percentage weighting given to a Participant’s Primary Organizational Level. The total of the Primary Level Weighting Percentage and the Secondary Level Weighting Percentage(s), if any, shall equal one hundred percent (100%).

2.20 “Secondary Level Weighting Percentage” means the percentage weighting given to the performance of one or more Secondary Organizational Levels. The total of the Primary Level Weighting Percentage and the Secondary Level Weighting Percentage(s), if any, shall equal one hundred percent (100%).

2.21 “Secondary Organizational Level” means a level of the Corporation’s organizational structure to which the Participant has significant (but not primary) responsibility or alignment.

2.22 “Target Bonus Percentage” means the percentage of a Participant’s Compensation that will be contributed to the Bonus Pool under this Plan if the Participant’s Organizational Level(s) achieves the “target” performance level with respect to each applicable Performance Goal.

SECTION 3. ELIGIBILITY

An Employee will be a Participant in this Plan for a given calendar year if he or she does not participate in any other incentive compensation program maintained by the Corporation, other than a long-term incentive plan, and he or she is:

(a)	an officer of Georgia-Pacific Corporation during that year; or

(b)	employed on January 1 and is designated by the CEO, President or the Committee as a Participant at the beginning of that year; or

(c)	added as a Participant before the fourth quarter of that year by act of the CEO or President.

SECTION 4. DETERMINATION OF BONUS POOL

4.1. Determination of Standards. Prior to March 31 of each calendar year, the Corporation will determine, in its discretion:

(a)	The applicable Performance Measures (from the comprehensive list set forth in Section 4.2 below) applicable to each Organizational Level;

(b)	The applicable Performance Measure Weighting Percentage for each Performance Measure at each Organizational Level;

(c)	The applicable Primary Level Weighting Percentage for each Organizational Level;

(d)	The applicable Secondary Level Weighting Percentage, if any, for each Organizational Level;

(e)	The threshold, target and maximum Performance Goals with respect to each Performance Measure established for an Organizational Level;

(f)	Each Participant’s Target Bonus Percentage.

Notwithstanding the foregoing, the Committee must approve all standards applicable to Executive Officers and must designate any Affected Officers for such calendar year.

4.2. Performance Measures. The Corporation in its discretion may select one or more of the following Performance Measures to measure the performance of any Organizational Level or any combination of Organizational Levels:

Earnings before interest and taxes;

Free cash flow;

Return on net assets;

Net earnings;

Earnings per share;

Net sales growth;

Net income (before or after taxes);

Net operating profit;

Return measures (including, but not limited to return on assets, capital, equity or sales);

Cash flow (including, but not limited to, operating cash flow and free cash flow and cash flow return on capital)

Earnings before or after taxes, interest, depreciation and/or amortization;

Gross or operating margins;

Productivity;

Share price (including, but not limited to, growth measures and total shareholder return);

Expense targets;

Margins;

Operating efficiency;

Customer satisfaction;

Working capital targets;

Cost control measures;

Quality measures; and

Economic Value Added (relative or absolute).

Notwithstanding the foregoing, the Committee must approve the Performance Measures applicable to any Organizational Level in which an Executive Officer is included.

4.3 Funding of Bonus Pool.

(a)	The Bonus Pool shall equal the sum of the Participant Funding Amounts as calculated in 4.3(b) below for each Participant in the Plan for a calendar year. Following determination of the total amount of the Bonus Pool, such Bonus Pool shall be allocated in accordance with Section 5.

(b)	The Participant Funding Amount shall be calculated as follows:

(1)	multiply the Achieved Performance Percentage determined for each Performance Measure applicable to the Participant’s Primary Organizational Level by the Performance Measurement Weighting Percentage assigned to each such Performance Measure;

(2)	multiply the sum of the results determined in (1) above by the Primary Level Weighting Percentage applicable to the Participant;

(3)	where a Participant’s performance is based in part on the performance of one or more Secondary Organizational Levels, repeat step (1) above with respect to each Secondary Organizational Level and multiply the result by the applicable Secondary Level Weighting Percentage;

(4)	multiply the sum of (2) and (3) above by the product of Participant’s Target Bonus Percentage and Participant’s Compensation.

SECTION 5. ALLOCATION OF BONUS POOL

5.1 General. The Bonus Pool shall consist of a “Discretionary Component” and a “Non-Discretionary Component.” Prior to March 31 of each calendar year, the Committee will determine the percentage of the Bonus Pool to be allocated to the Discretionary Component (the “Discretionary Allocation Percentage”) and the percentage to be allocated to the Non-Discretionary Component (the “Non-Discretionary Allocation Percentage”).

5.2. Discretionary Allocation. The Discretionary Component of the Bonus Pool for a calendar year shall equal the total Bonus Pool multiplied by the Discretionary Allocation Percentage for such calendar year. Management in its discretion shall determine the amount of the Discretionary Component, if any, to award each Participant (other than the CEO or any Affected Officer) after reviewing his or her individual performance and contribution to the Corporation. The amount of the Discretionary Component awarded to the CEO or any Affected Officer shall be equal to his or her Participant Funding Amount multiplied by the Discretionary Allocation Percentage, which amount shall be subject to reduction by the Committee, in its discretion, after reviewing his or her individual performance and contribution to the Corporation.

5.3. Non-Discretionary Allocation. The Non-Discretionary Component of the Bonus Pool for a calendar year shall equal the total Bonus Pool multiplied by the Non-Discretionary Allocation Percentage for such calendar year. The Non-Discretionary Component of the Bonus Pool shall be allocated among Participants in an amount equal to his or her Participant Funding Amount multiplied by the Non-Discretionary Allocation Percentage. Notwithstanding the foregoing, in the event that management, in conjunction with the Executive Vice President–Human Resources, determines that a Participant’s performance warrants a lesser incentive compensation payment, such Participant’s allocation as described in this Section 5.3 may be reduced or forfeited. Any portion of a Participant’s allocation which is reduced or forfeited shall not be reallocated among other Participants.

SECTION 6. PAYMENT OF AWARDS

6.1. General. Bonuses will be paid as soon as practicable after the calculation and allocation of the Bonus Pool as described above for each calendar year, but in no event later than March 15 following the end of that calendar year. Except as provided in Section 6.2, no bonus will be payable under this Plan for a calendar year to any Participant who (i) voluntarily terminates his or her employment with the Corporation during that year, or (ii) is involuntarily terminated by the Corporation for any reason during that calendar year.

6.2. Prorated Bonus. A Participant will be entitled to a bonus for a calendar year which is prorated to reflect the number of complete calendar months actually worked during that year and which will be payable at the same time bonuses for other Participants are paid for that calendar year, if the Participant

(a)	terminates employment during the calendar year after he or she has attained at least age 65 or has attained age 55 and accumulated at least ten (10) years of vesting service under the Georgia-Pacific Corporation Salaried 401(k) Plan;

(b)	dies during the calendar year;

(c)	becomes totally and permanently disabled (as determined by the Committee or its delegate pursuant to the standards of the Georgia-Pacific Corporation Salaried Long-Term Disability Plan, whether or not the Participant has enrolled in that plan); or

(d)	is added as a Participant prior to October 1 of any calendar year by act of the President or CEO.

A prorated bonus will be payable, to the extent required by applicable law, to any Participant who works on a part-time basis for all or a portion of a given calendar year. A prorated bonus also will be payable under this Plan to any other Participant upon the specific approval of the CEO or President provided that, the approval of the Committee shall be required in the case of the CEO, President or an Affected Officer.

6.3. Death. In the event of the death of a Participant, any bonus payable to, or on his or her behalf under this Plan will be paid, first, to the surviving spouse (if any) and, if there is no surviving spouse, to his or her estate.

SECTION 7. MAXIMUM TOTAL BONUS

Notwithstanding anything in this Plan to the contrary, no Participant may receive a bonus under this Plan in any calendar year which in total exceeds $3,500,000; provided further that the maximum bonus payable under this Plan in any calendar year to the CEO or any Affected Officer shall not exceed the Participant Funding Amount determined for such individual.

SECTION 8. ADMINISTRATION

The Plan will be administered by the Committee. Decisions and determinations by the Committee shall be final and binding upon all parties, including the Corporation, shareholders, Participants and other employees. The Committee shall have the authority to administer the Plan, make all determinations with respect to the construction and application of the Plan and the resolutions establishing the Plan, adopt and revise rules and regulations relating to the Plan and make any other determinations which it believes necessary or advisable for the administration of the Plan. No member of the Committee shall be liable to any person for any action taken or omitted in connection with the interpretation and administration of this Plan. The Committee is expressly authorized to appoint one or more individuals, who need not be members of the Committee, or entities to administer the Plan and to make all determinations with respect to the construction and application of the Plan, and otherwise exercise all powers vested in the Committee under the Plan. Such agents shall serve at the pleasure of the Committee. The decisions of any such agents taken within the scope of his or her authority will have the same effect as decisions by the Committee.

SECTION 9. AMENDMENT OR TERMINATION

The Board, by action of the Committee, expressly reserves the right to amend or terminate the Plan at any time.

SECTION 10. MISCELLANEOUS

10.1. Bonuses Unfunded. Any bonuses payable pursuant to the Plan (if any) shall be paid solely from the general assets of the Corporation.

10.2. Taxation of Bonuses. Bonuses paid under the Plan will be compensation subject to tax witholding in accordance with applicable law.

10.3. Spendthrift Clause. A Participant may not assign, anticipate, alienate, commute, pledge or encumber any bonus to which he or she may become entitled under the Plan, nor are the bonuses subject to attachment or garnishment by any creditor.

10.4. No Contract of Employment. Participation in this Plan shall not constitute an agreement (1) of the Participant to remain in the employ of and to render his/her services to the Corporation or (2) of the Corporation to continue to employ such Participant, and the Corporation may terminate the employment of a Participant at any time with or without cause.

10.5. Deletion of Participants. Notwithstanding anything in this Plan to the contrary, the CEO or President in his sole discretion may delete any Employee from the Participant group for a calendar year.

10.6. Effective Date. This Plan shall become effective as of January 1, 2003.